UNITED STATES SECURITIES & EXCHANGE COMMISSION
                          Washington, D.C.  20549


                              PROXY STATEMENT
     Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                           PIER 1 IMPORTS, INC.
             (Name of Registrant as Specified In Its Charter)


                           PIER 1 IMPORTS, INC.
                (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             PRELIMINARY COPY



                           PIER 1 IMPORTS, INC.
                      301 Commerce Street, Suite 600
                          Fort Worth, Texas 76102






                                                               May 20, 1994



Dear Shareholder:

     On behalf of the Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, June 23, 1994, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

     It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, please complete the proxy card located in the envelope's address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.




                                        Sincerely,


                                        Clark A. Johnson
                                        Chairman and Chief
                                          Executive Officer

                               PIER 1 IMPORTS, INC.
                          301 Commerce Street, Suite 600
                             Fort Worth, Texas  76102


                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held June 23, 1994




     The Annual Meeting of Shareholders of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), will be held on June 23, 1994, at 10:00 a.m., local time, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas for the following purposes:

          (1) To elect seven Directors to hold office until the next Annual Meeting of Shareholders.

          (2) To consider and vote upon the adoption of the Senior Management Annual Bonus Plan.

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of Common Stock at the close of business on May 4, 1994, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote will be available for examination at the Company's offices at 301 Commerce Street, Suite 600, Fort Worth, Texas by any Company Shareholder during ordinary business hours for a period of ten days prior to the date of the Annual Meeting.

     To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.


                              By Order of the Board of Directors,



                              J. Rodney Lawrence
                              Senior Vice President and Secretary

May 20, 1994
Fort Worth, Texas


                  PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
          WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

                               PIER 1 IMPORTS, INC
                          301 Commerce Street, Suite 600
                             Fort Worth, Texas 76102




                                 PROXY STATEMENT
                                       For
                          ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held June 23, 1994


     This Proxy Statement is being furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 23, 1994, and at any adjournments or postponements thereof. Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on May 4, 1994, as the record date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, __________ shares of Common Stock were outstanding and entitled to be voted at the meeting. Each share of Common Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

          All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve all items submitted to Shareholders for consideration. Abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Shareholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, will be disregarded as to that matter.

     The accompanying proxy also covers shares of Common Stock held for participants in the Company's Stock Purchase Plan and will serve as voting instructions for the Plan administrators to vote such shares.

     This Proxy Statement and the accompanying proxy are being first sent to Shareholders on May 20, 1994.


                              ELECTION OF DIRECTORS

     Seven Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Six of the seven persons listed below are Directors of the Company now in office and are nominees for re-election. Also nominated for election as member on the Board of Directors is Martin L. Berman.

Nominees for Directors

CLARK A. JOHNSON

     Clark A. Johnson, age 62, is Chairman and Chief Executive Officer of the Company, is a member of the Executive Committee and since March 1983 has been a Director of the Company. He currently serves as a director of Albertson's Inc., InterTAN, Inc., The Actava Group Inc., Anacomp, Inc. and Heritage Media Corporation.


CHARLES R. SCOTT

     Charles R. Scott, age 66, is Vice Chairman of the Board of Directors of the Company, is a member of the Executive Committee and has been a Director of the Company since March 1983. From February 1991 until April 1994 Mr. Scott served as President, Chief Executive Officer and a director of The Actava Group Inc., and from May 1990 to November 1992 served as Chairman and a director of Intermark, Inc. Prior to May 1990 he was President of Intermark, Inc. He is also a director of Bank of California.


MARVIN J. GIROUARD

     Marvin J. Girouard, age 54, is President and Chief Operating Officer of the Company and has been a Director since August 1988. From May 1985 until
August 1988, he served as Senior Vice President   Merchandising of Pier 1
Imports (U.S.), Inc., a wholly owned subsidiary of the Company. He currently is a director of ENSERCH Corporation.


SALLY F. McKENZIE

     Sally F. McKenzie, age 65, has been a Director of the Company since November 1985 and is Chairman of the Compensation Committee and a member of the Audit Committee. Mrs. McKenzie has served as a volunteer leader on a local, regional and national basis for over five years.


JAMES M. HOAK, JR.

     James M. Hoak, Jr., age 50, has been Director of the Company since September 1991 and is Chairman of the Executive Committee and a member of the Audit Committee. He has served as Chairman of Heritage Media Corporation since August 1987. From 1971 to 1987 he served as President of Heritage Communications, Inc. and as its Chairman and director from August 1987 to December 1990. Since February 1991 he has served as Chairman and director of Crown Media, Inc. He is a director of Airgas, Inc., Sun Coast Industries, Inc., and Midwest Resources, Inc. Until April 1994, he served as a Governor of the American Stock Exchange.


KENNETH N. PONTIKES

     Kenneth N. Pontikes, age 54, has been a Director of the Company since April 1993 and is a member of the Audit and Compensation Committees. He has served as Chairman and President of Comdisco, Inc. since 1969. He is also a director of Richardson Electronics and Caremark International.

MARTIN L. BERMAN

     Martin L. Berman, age 54, is nominated to become a Director of the Company. Since February, 1990 he has served as a Managing Director at Smith Barney Shearson, Inc. ("Smith Barney"), prior to which he served as a Managing Director at Drexel Burnham Lambert, Incorporated.

     The Company has regularly engaged the firm of Smith Barney Shearson, Inc. for investment banking services.

Board Meetings, Committees and Fees

     During fiscal year 1994, the Board of Directors of the Company met on six occasions and took action by unanimous written consent in lieu of a meeting on four occasions. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

     Each Director who was not an officer of the Company was paid a fee of $24,000 during the past fiscal year and also received $1,250 for each Board meeting attended and $500 for each committee meeting attended. Directors receive annual grants of stock options covering 3,000 shares per Director under the Non-Employee Director Stock Option Plan and are eligible to participate in the Company's Stock Purchase Plan by contributing monthly up to the full amount of their Director fees and receiving matching contributions from the Company of from 10% to 50% of their contributions, depending on length of service with the Company. Directors of the Company who are employees of the Company serve without compensation for their services as Directors of the Company.

     Executive Committee and Nominating Committee. The Executive Committee is entitled to exercise all powers of the Board when the Board is not in session to the extent permitted by law and the Bylaws. The Executive Committee took action by unanimous written consent in lieu of a meeting on one occasion during the last fiscal year. Committee members are Directors Hoak (Chairman), Scott and Johnson.

     The Executive Committee also performs the functions of the Nominating Committee and is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board Committee assignments. The Executive Committee will consider recommendations submitted by Shareholders for nominees for election to the Board.

     Audit Committee. The Audit Committee recommends independent auditors for appointment by the Board and is responsible for reviewing the financial condition of the Company, its internal controls and audit program, the performance and findings of internal audits, and any action to be taken thereon by management. Also, it reviews audit and examination reports of the independent auditors. The Audit Committee held two meetings during the last fiscal year. Committee members are Directors Pontikes (Chairman), McKenzie and Hoak.

     Compensation Committee. The Compensation Committee establishes and administers incentive-based compensation plans for senior executive officers and reviews and makes recommendations to the Board concerning other compensation policies. The Compensation Committee held three meetings during the last fiscal year. Committee members are Directors McKenzie (Chairman) and Pontikes.

Security Ownership of Management

     The following table and footnotes indicate the ownership on April 1, 1994, of the Company's Common Stock by each Director and nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group:



                                Shares       Percent
                             Beneficially      of
Name                          Owned(1)(2)     Class
- ----                          -----------    ------
Martin L. Berman . . . . . .        200        * %
Marvin J. Girouard . . . . .    404,700        *
James M. Hoak. . . . . . . .     21,645        *
Clark A. Johnson . . . . . .    666,622       1.8
Sally F. McKenzie. . . . . .     30,065        *
Kenneth N Pontikes . . . . .      8,177        *
Charles R. Scott . . . . . .     74,419        *
Robert G. Herndon. . . . . .     34,030        *
Adrian G. Long . . . . . . .     27,204        *
James R. Tener . . . . . . .     43,461        *
All Directors and Executive
  Officers as a Group. . . .  1,459,128       3.8
_______________

(1) Included in the table are shares acquired through and held by the Company's Stock Purchase Plan. Also included in the table are shares issuable within 60 days of April 1, 1994, to Mr. Girouard (57,816 shares), Mr. Hoak (6,000 shares), Mr. Johnson (332,185 shares), Mrs. McKenzie (24,724 shares), Mr. Pontikes (3,000 shares), Mr. Scott (27,814 shares), Mr. Herndon (4,243 shares), Mr. Long (3,465 shares), Mr. Tener (14,801 shares) and to all Directors and Executive Officers as a group (519,561 shares), upon the exercise of stock options granted pursuant to the Company's 1980 and 1989 Stock Option Plans.
(2) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to its shares.

 *     Represents less than 1% of the outstanding shares of such class.

                              EXECUTIVE COMPENSATION

       The following table sets forth a summary of the compensation paid during the past three fiscal years for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer and the four other most highly compensated executive officers.

                            Summary Compensation Table

                                  Annual Compensation        Long-Term Compensation
                                          Other              Securities   All
Name and            Fiscal                         Annual(1)(2)      Restricted     Underlying     Other(1)(4)
Principal Position  Year  Salary  Bonus   Compensation       Stock Awards(3)   Options (#)    Compensation
- ------------------  ------        ---------        --------- -----------  --------------      -----------    -------------
Clark A. Johnson   1994$580,000$ 40,600 $37,209$ 87,093   38,667  $43,716
Chairman and Chief 1993 580,000 556,800  45,804 129,141   43,500   85,136
  Executive Officer1992 550,000 275,000            --       --       --

Marvin J. Girouard 1994 365,000  25,550  28,245  45,630   20,278   51,954
President and Chief1993 350,000 308,000  24,894  64,944   21,875   72,156
  Operating Officer1992 335,000 381,000            --       --       --

Robert G. Herndon  1994 240,000  16,800  22,013  24,003   10,667   21,116
Executive Vice President   1993 225,000 177,790  21,735   33,404   11,250    32,016
  and Chief Financial Officer      1992 195,000 150,000              --        --

James R. Tener (5) 1994 177,000  12,495  13,903    --      9,917    7,305
Senior Vice President,     1993 170,000 119,000  14,690     --       --       6,955
  Operations

Adrian G. Long (5) 1994 167,000  11,900  15,714    --      9,444   25,708
Senior Vice President,     1993 155,000 108,500  13,785     --       --      24,127
  Merchandising
________________

(1)               In accordance with the transitional provisions applicable to executive compensation disclosure rules adopted by the Securities and Exchange
                  Commission, amounts of Other Annual Compensation and All Other
                  Compensation for the 1992 fiscal year has been omitted.
(2)               Includes reimbursements for club dues, automobile expenses, financial planning, medical expenses and the cost of aircraft use.
(3)               Dollar value of restricted stock is computed using the closing price of the Common Stock on May 21, 1993, the date of grant of the restricted stock.  Recipients of such restricted stock awards will receive cash dividends paid on such stock.  Restricted stock held by Messrs.
                  Johnson, Girouard and Herndon will vest at the times and to the extent that 25% of the stock options granted in conjunction with the award of restricted stock have been exercised and the option shares held for two years.  The total amount and the dollar value of restricted stock held at February 26, 1994, were:  Mr. Johnson, 20,552 shares ($179,830); Mr.
                  Girouard, 10,539 shares ($92,216); Mr. Herndon, 5,480 shares ($47,950);
                  Mr. Tener, 25,465 shares ($222,819); and Mr. Long, 17,922 shares
                  ($156,818).  Restricted stock held by Messrs. Tener and Long was granted under a different plan.

(4)               Includes Company matching contributions for Messrs. Johnson, Girouard,
                  Herndon, Tener and Long, respectively, of $5,587, $5,679, $5,718,
                  $5,654 and $5,679 under the Company's 401(k) Retirement Plan, of
                  $1,789, $1,465, $1,103, $1,460 and $1,379 under the Company's Benefit
                  Restoration Plan, and of $36,340, $44,810, $14,295, $191 and $18,650
                  under the Company's Stock Purchase Plan.
(5)               Messrs. Tener and Long became executive officers during the 1993 fiscal year, and accordingly, no information is provided for 1992.

   The Company has entered into Post-Employment Consulting Agreements with Messrs. Johnson, Girouard, Herndon, Tener and Long (individually, an "Executive"). Upon termination of the Executive's employment by the Company prior to retirement other than for "cause" or by the Executive for "good reason," as defined in the agreements, the Company will retain the Executive as a consultant for two years and pay a monthly fee equal to his base salary immediately prior to termination. The Executive will also receive 50% of the Executive's cost for continuing medical and dental insurance coverage. If the Executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, the Company will pay the Executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the Executive enters into employment during the consulting period that provides compensation less than the consulting fees, the Company will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment and at the end of the consulting period will pay the Executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

   The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Plan") to aid in attracting and retaining employees of exceptional ability by providing certain benefits. Messrs. Johnson, Girouard and Herndon participate in the Supplemental Plan, which provides that upon retirement, disability, death or other termination of employment, a participant will receive annual benefits which, when added to Social Security retirement benefits, generally equal his or her vested percentage of 50% of the participant's highest average annual compensation received from the Company over a 36-month period, but in no event more than $250,000. Pre-retirement and post-retirement death and disability benefits are calculated in a similar manner, and all benefits are to be paid as a lump sum, in installments over 15 years, or as an annuity. Retirement benefits under the Supplemental Plan vest for each participant at the rate of 10% per year over 10 years of service with a maximum of five years of credit allowed for service to the Company prior to participation in the Supplemental Plan. In the event of retirement, death, disability or certain terminations of employment within two years of a change in control of the Company, the benefits under the Supplemental Plan become vested.

                      Option Grants in the Last Fiscal Year

   The following table sets forth information relating to stock options granted during the fiscal year ending February 26, 1994, to the Chief Executive Officer and the four other most highly compensated officers.


                 Number of % of Total
                 Securities  Options
                 UnderlyingGranted to Exercise
                   Options Employees    Price Expiration  Grant Date
Name             Granted(1) Fiscal Year(per share)(2)        Date          Present Value(3)
- ----             ---------------------------------------------------------
Clark A. Johnson  38,667     18.6%     $9.00  5/21/03    $101,308
Marvin J. Girouard20,278      9.7       9.00  5/21/03      53,128
Robert G. Herndon 10,667      5.1       9.00  5/21/03      27,948
James R. Tener     9,917      4.5       9.00  5/21/03      24,495
Adrian G. Long     9,444      4.8       9.00  5/21/03      23,327
_______________

(1)              All options were granted May 21, 1993. Options granted to Messrs.
                 Johnson, Girouard and Herndon become exercisable in annual installments of 25% of the amount awarded beginning one year after the date of grant.  Options granted to Messrs. Tenner and Long become exercisable in annual installments of 20% of the amount awarded beginning one year after the date of grant.  With the consent of the administrative committee of the stock option plan, an employee may elect to satisfy his income tax withholding obligations by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option.  Options will terminate at the time of termination of employment if the termination is for cause or for resignation without the consent of the Company, or three months after termination in the case of any other termination, or one year after death or disability.
(2)              Exercise price is equal to the current market value at the date of grant.

(3)              The present value of options on the date of grant was determined using a variation of the Black-Scholes option pricing model.  The estimated values under the Black-Scholes option pricing model are based on the following assumptions at the time of grant: an exercise price equal to the fair market value of the underlying Common Stock; an option term of
                 10 years; an interest rate of 6.04% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to the option term; dividend payment rate of $.10 per share per year; a volatility of 38.5% based on Common Stock prices for the one-year period prior to the date of grant; and standard actuarial assumption, estimated from a large universe of option holders, that yield reductions of 23.4% (for options vesting over four years) and 27.7%
                 (for option vesting over five years) to reflect the probability of forfeiture of the option due to termination prior to vesting and reductions of 21.4% (for options vesting over four years) and 20.2%
                 (for option vesting over five years) to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.  These assumptions that were made as of the time of grant may or may not be valid assumptions at later points in time.  The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options. The actual value may or may not be near the value estimated in the table.

     Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

   The following table provides information relating to the exercise of stock options by the Chief Executive Officer and the other four most highly compensated executive officers during the last fiscal year, and the number and value of exercisable and unexercisable stock options held by such officers at February 26, 1994.

                                          Number of
                                         Securities
                                         Underlying     Value of Unexercised
                                         Unexercised        In-the-Money
                                           Options             Options
                                     at Fiscal Year-End at Fiscal Year-End(1)
                                  -------------------------------------------------
             Shares Acquired Value
Name           on ExerciseRealized(2)ExercisableUnexercisable    Exercisable        Unexercisable
- -----        ------------------------------------------------    ----------         ------------
Clark A. Johnson   --        --     322,518  100,183  $1,302,648 $160,257
Marvin J. Girouard --        --      52,746   62,949     127,549  135,750
Robert G. Herndon2,814     7,035      1,576   19,103       7,045    6,327
James R. Tener     --        --      12,818   17,586      50,867   29,994
Adrian G. Long   1,892     7,887      1,576   11,544       6,414    8,127
______________

(1)               Computed as the difference between the option exercise prices and
                  $8 3/4 (the closing price of the Common Stock at fiscal year-end).

(2)               Computed as the difference between the option exercise prices and the closing market price of the Common Stock at the date of exercise.


Board of Directors Compensation Committee Report on Executive Compensation

   The Compensation Committee, which is composed entirely of independent, non-employee directors, establishes and administers incentive-based compensation plans for the senior executives, who are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and recommends to the Board of Directors other compensation of the senior executives and compensation of such other officers as the Compensation Committee deems appropriate. The Compensation Committee from time to time retains an independent consultant to assist the Committee in determining compensation levels and programs.

   The Company's overall management compensation philosophy reflects a strong incentive orientation with an aim that more than half of potential senior executive compensation result from performance-based compensation plans. In addition to base salary, executive compensation can include annual bonus, stock options, restricted stock, benefits and perquisites. The Compensation Committee's objective is to provide executives with salary and incentive programs that are valued near the size-adjusted median of comparable companies in its industry, but with emphasis on performance. As management responsibility increases, a greater portion of the executive's compensation is directed toward performance-based programs. These incentive programs involve short-term bonus plans to reward annual performance and long-term, stock-based plans to encourage stock ownership and reward the enhancement of shareholder value.

   Section 162(m) of the Internal Revenue Code, enacted in 1993 and applicable to the current fiscal year, generally prohibits publicly held companies such as the Company from deducting from corporate income, compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds $1,000,000 during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders will not be subject to this deduction limitation. It is the intent of the Compensation Committee to take reasonable measures to obtain full corporate tax deductions for compensation paid to the Company's executive officers. In this connection, the Compensation Committee intends for awards under the Senior Management Annual Bonus Plan and the Company's employee stock option plan to qualify for the performance-based compensation exclusion applicable to the deduction limitation.

   Base salary levels of senior executive officers are reviewed annually by the Compensation Committee. Salaries are based primarily upon a review of past performance of the Company, with emphasis on growth in operating earnings, and individual performance of the executive. The Compensation Committee considers the factors it deems relevant, but does not assign specific weights to different factors. The Compensation Committee also considers executive salary levels with reference to a peer group of 15 high-growth retail companies, whose average performance is shown in the Stock Price Performance Graph below, with the goal of targeting salaries near the average of salaries paid by the peer group. At the time annual salaries were established for the 1994 fiscal year, data specifying salary and bonus components of total cash compensation for the peer group companies was unavailable for that year as well as the preceding year, and as a result certain assumptions and estimates were made in comparing peer group salary compensation levels. Base salary for each of the Company's senior executives during the last fiscal year fell above but near the median of estimated base salary for comparable executives of the peer group companies. In evaluating corporate performance for purposes of establishing the salary of the Chief Executive Officer for the 1994 fiscal year, the Committee primarily considered the net earnings of the Company. For the 1994 fiscal year, the salary of the Chief Executive Officer was not adjusted. The Committee also considered cost of living inflation in establishing salaries for the other senior executives.

   The Company maintains two annual bonus plans, one for senior executives and another for other management. During the 1994 fiscal year, the bonus plan for senior executives established a formula designed to reward for superior growth in the Company's earnings per share over the prior year compared to the change in earnings per share of the peer group companies. In order to receive a bonus, the Company's performance had to rank at least tenth relative to the companies in the peer group. The Company's earnings per share declined in the 1994 fiscal year from the prior year due to lower operating earnings and establishing one-time reserves for store closings and other write-down. As a result, the Company's performance did not attain a level under the bonus plan for the last fiscal year sufficient to provide bonus awards to the senior executives. The Compensation Committee considered the factors contributing to the decline in net earnings for the year along with executives' performance and determined to award discretionary bonuses to each of the senior executives. For the 1995 and future fiscal years the Compensation Committee has adopted a bonus plan, which is subject to shareholder approval at this Annual Meeting, to reward for superior growth in total shareholder return of the Company compared to total shareholder return of the peer group companies. In order to receive a bonus, the total shareholder return of the Company must rank at least twelfth relative to the peer group. From this threshold level, the amount of bonus available to the two senior executives other than the Chief Executive Officer ranges from approximately 32% of base salary if the Company ranks tenth in relative performance with the peer group, up to approximately 110% of base salary if the Company ranks first. The amount of bonus available to the Chief Executive Officer ranges from 40% of his base salary if the Company ranks twelfth in relative performance up to 125% of base salary if the Company ranks first. The bonus plan provides a more demanding performance objective to be achieved prior to the payment of any bonus amounts and then pays the Chief Executive Officer and the other senior executives average to above average bonus awards, compared to the peer group companies, once the higher relative threshold has been attained.

   The annual bonus for the Company's other executives is dependent upon the attainment of budgeted levels of pretax earnings and provides bonus awards based on a formula when earnings meet or exceed certain budgeted levels. Target bonus amounts are set at from 10 to 35 percent of each executive's base salary. Bonus targets were established to reflect the average for bonus targets from a broad spectrum of comparable size companies, including companies in the peer group.

   Long-term incentives are provided through awards under stock option and restricted stock plans. Under the stock option plan, executives and other key employees are awarded options to purchase Company stock, typically at a purchase price of fair market value on the date of grant. The Compensation Committee may grant options at exercise prices above or below fair market value. Awards under the stock option plan are designed with the intention of promoting the success of the Company and retention of the executive with the Company in a manner that produces value to the employee only when there is a corresponding increase in value to all shareholders. The Company has two restricted stock plans to provide long-term incentives and encourage ownership of stock by management. One plan is currently intended for senior executives and is implemented in conjunction with the granting of stock options. The other plan is designed for other executives and provides for the vesting of restricted stock awards over a ten-year period. Under both plans, executives may vote and receive dividends on unvested restricted stock.

   Long-term incentives for the senior executives are awarded in a combination of stock option and restricted stock awards. Restricted stock is awarded only in conjunction with the granting of stock options and is subject to such restrictions as the Compensation Committee establishes at the time of the award. Rights to transfer the restricted stock will be acquired by the executive only upon the satisfaction of all restrictions. The Company currently intends to award annually a combination of stock options and restricted stock awards. During the 1994 fiscal year, stock options with a four-year vesting schedule and an exercise price at market value were granted to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Compensation Committee intends to use stock options and restricted stock in proportions to produce awards of approximately equal value. In conjunction with the stock options, restricted stock was awarded in amounts representing 25% of the shares subject to the corresponding stock options. The restrictions on the stock will lapse only to the extent the executive has exercised stock options that were granted in conjunction with the restricted stock and has held the shares of option stock for two years. The amounts of the stock option and restricted stock awards are based on the average long-term incentive compensation of the peer group companies. The number of currently held options by each executive was not considered in making stock option and restricted stock awards. During the 1994 fiscal year the Chief Executive Officer was awarded 9,677 shares of restricted stock under this plan in conjunction with the granting of options to purchase 38,667 shares under the stock option plan. This stock option/restricted stock award was based on the value of the average annualized long-term compensation awarded for chief executive officers in the peer group.

   The Company provides benefits and perquisites to executive officers to respond to competitive practices in the industry. The Compensation Committee believes these benefits are typical for companies of its size.


                                                      COMPENSATION COMMITTEE


                                                        Sally F. McKenzie
                                                        Kenneth N. Pontikes

Company Stock Price Performance Graph

   The following table provides an indicator of the percentage change during the Company's last five fiscal years of cumulative total shareholder return, assuming the reinvestment of dividends, of the Company's Common Stock, the S&P 500 Index, the Peer Group, consisting of 15 high-growth retail companies, and the former peer group presented in last year's proxy statement. The composition of the peer group was altered to replace three companies involved in mergers and recapitalizations during the past year.

                      1989   1990   1991   1992   1993   1994
                      ----   ----   ----   ----   ----   ----
Pier 1 Imports, Inc.   100     85     42     92    108     82

S&P 500 Index          100    119    136    158    174    189

Peer Group             100    137    207    316    373    349

Old Peer Group         100    137    208    316    375    359

The companies comprising the peer group are The Bombay Co., Inc., Charming Shoppes, Inc., Dayton Hudson Corporation, Dillard Department Stores, Inc., Duty Free International, Inc., Fabri-Centers of America, Inc., The Gap, Inc., The Home Depot, Inc., The Limited, Inc., Michaels Stores, Inc., Nordstrom, Inc., The Sherwin-Williams Company, Toys "R" Us, Inc., Wal-Mart Stores, Inc., and Walgreen Co.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1988, the Company loaned Mr. Johnson $1,191,928 for the purchase of shares of the Company's Common Stock in the open market. The loan is evidenced by an unsecured promissory note which is payable on demand, and if no demand is made, on December 31, 1997, unless such loan is renewed. The note accrues interest at a floating rate of interest equal to 0.5% over the daily weighted average interest rate applicable to the Company's variable rate indebtedness. The note provides that no less than one-half of the accrued interest will be due and payable on each December 31 and that the remaining accrued interest, as of each December 31, will be added to the principal amount of each note. The loan was granted in conjunction with the termination of 91,080 stock options and the grant of other options to acquire 45,540 shares of Common Stock. The price per share of the terminated options was $9.14. Mr. Johnson was permitted to elect to maintain the above-stated options or to surrender for termination such options, and in consideration therefor, be granted options to purchase 50% of the shares subject to the terminated options at an option price equal to the fair market value of the shares on the date of grant and be loaned funds by the Company to purchase up to 100% of the shares subject to the terminated options. As of February 28, 1994, the principal amount of Mr. Johnson's promissory note was $776,036.97.

     In March 1993 the Company invested $3,000,000 in a limited partnership fund that invests primarily in securities of companies with small to medium size market capitalizations. The fund is managed by Whiffletree Corporation, one of whose principals is Steven E. Berman, a brother of Martin L. Berman. Whiffletree Corporation is a division of Smith Barney, of which Martin L. Berman, a nominee to become a director of the Company, is a managing director. The Company has incurred fees to Whiffletree Corporation of approximately $82,000 during the last fiscal year.

     On April 1, 1994, the Company entered into an agreement with Smith Barney to act as the trustee of a 401(k) defined contribution plan for the Company's employees. Additionally, Smith Barney has been retained to provide investment advice to participants of the plan as they may request. For these services, the estimated fees to be paid to Smith Barney in the current fiscal year are $50,000.

     Effective December 21, 1989, a subsidiary of the Company and Berman Industries, Inc. ("BII"), a company wholly owned by Martin L. Berman, entered into a Joint Operating and User Agreement (the "User Agreement") for each company to hold an undivided 1/8 ownership in a Cessna jet aircraft (the "Aircraft Interest"). The Company acquired the Aircraft Interest for $420,000 on December 21, 1989, and under the User Agreement sold 50% of the Aircraft Interest to BII at a price of $210,000. The User Agreement, which expires December 31, 1994, provides for each company to pay its respective per-hour and fixed costs of operating the aircraft. BII has the right at any time to sell its share of the Aircraft Interest to the Company and the Company has the right to purchase BII's interest for a pro rata portion of the purchase price paid by BII.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were observed, except that one report was filed late by Luther A. Henderson, a prior director of the Company, two reports were filed late by Adrian G. Long and one report was amended late by Clark A. Johnson.


                   PROPOSED SENIOR MANAGEMENT ANNUAL BONUS PLAN

     On March 24, 1994, the Board of Directors adopted, subject to Shareholder approval, the Senior Management Annual Bonus Plan. The purpose of the Plan is to encourage superior performance and to reward senior executives of the Company for effective service as measured by total shareholder return of the Company relative to a peer group of high-growth retail companies. The opportunities for compensation under the Plan are further intended to strengthen the ability of the Company to retain and attract the senior management upon which continued growth and profitability of the Company depend.

     In 1993, Section 162(m) of the Internal Revenue Code was enacted to generally limit deductibility of compensation over $1,000,000 paid to the chief executive officer of any of the four other most highly compensated officers unless the compensation is performance-based and paid pursuant to plans approved by shareholders. The Board of Directors intends for the Plan to satisfy the requirements of Section 162(m) and is submitting the Plan for Shareholder approval in order to permit full deductibility of all bonus awards under the Plan.

     The Plan will be administered by the Compensation Committee, which will have the power to interpret the Plan and make all determinations necessary or advisable for the interpretation of the Plan.

     The participants in the Plan consist of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who participate in the Plan during each fiscal year employed in such capacity by the Company. Upon termination of employment for any reason prior to the end of the fiscal year, a participant will cease participation and be ineligible to receive any compensation under the Plan.

     Bonus awards are based on total shareholder return for the Company's Common Stock compared to total shareholder return for the common stock of each of the companies comprising a peer group of 15 high-growth retail companies whose average performance and identity are set forth in the Stock Price Performance Graph above. Total shareholder return is defined as the percentage change in price of the common stock at the end of the fiscal year compared to the price of such stock at the end of the prior year plus the percentage return on dividends paid, other than dividends paid in common stock, based on the price of the common stock at the end of the prior year. The amount of bonus awarded to each participant is calculated as a percentage of the participant's base salary as determined by total shareholder return for the Company in comparison to each of the peer group companies, with higher awards provided for superior relative shareholder return for the Company's Shareholders. For a period of five years from the effective date of the Plan, the maximum bonus that may be awarded to a participant will be 125% of a base salary no greater than $700,000.

     The Compensation Committee may terminate the Plan prior to the commencement of a fiscal year and may amend the Plan in any respect, except that material amendments regarding eligible participants, the terms of performance goals or the maximum amounts payable under the Plan shall be approved by the Company's Shareholders prior to any payments under the amended plan.

     Had the Plan been in effect during the 1994 fiscal year, no bonuses would have been awarded to any participant under the Plan. The Plan became effective as of February 27, 1994, subject to approval by Shareholders. Adoption of the Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock voting on the Plan. If the Plan is not approved by Shareholders, it will not become effective.


                                  OTHER BUSINESS

     The Board of Directors is unaware of any matters to be presented for action at the meeting other than the election of Directors and approval of the Senior Management Annual Bonus Plan that are set forth in Items 1 and 2 of the accompanying Proxy. If any other business should properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Relationship with Independent Auditors

     The Board of Directors of the Company annually selects independent public accountants to serve as auditors for the upcoming fiscal year. The Board plans to select auditors for the 1995 fiscal year at the meeting of the Board of Directors which follows the Annual Meeting of Shareholders.

     The Board of Directors appointed Price Waterhouse as auditors for the Company for fiscal year 1994. A representative of Price Waterhouse is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if he so desires and to respond to appropriate questions from Shareholders.

Shareholder Proposals for 1995 Annual Meeting

     The date by which Shareholder proposals must be received by the Company for inclusion in the Proxy Statement for the 1995 Annual Meeting of Shareholders is January 20, 1995.

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. The services of Kissel-Blake, Inc. will be employed for the purpose of facilitating the solicitation. The fees of Kissel-Blake, Inc. in this connection will be borne by the Company and are not expected to exceed $5,000 plus mailing and delivery expenses. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.


                              YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.


                                             J. Rodney Lawrence
                                                  Secretary

May 20, 1994

                               PIER 1 IMPORTS, INC.             COMMON STOCK
                               301 Commerce Street                     PROXY
                             Fort Worth, Texas 76102

                                      PROXY
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 23, 1994

The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 4, 1994, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 23, 1994, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas, and any adjournment thereof.

Item 1. Election of Directors:
       [ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY to
           (except as written to the                   vote for all the
            contrary below)                            nominees listed below

Clark A. Johnson, Marvin J. Girouard, Charles R. Scott, Sally F. McKenzie James M. Hoak, Jr., Kenneth N. Pontikes and Martin L. Berman (Instructions:
To withhold authority to vote for an individual nominee, write that nominee's name on the space provided below.)

Item 2.  The approval of the proposed Senior Management Annual Bonus Plan.
        [ ]  FOR                [ ]  AGAINST           [ ]  ABSTAIN

Item 3. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2.

                                         PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                         STOCK CERTIFICATE.
                                         If stock is held in the name of two or
                                         more persons, all must sign.  When
                                         signing as attorney, executor,
                                         administrator, trustee, or guardian,
                                         please give full title as such.  If a
                                         corporation, please sign in full
                                         corporate name by President or other
                                         authorized officer.  If a partnership,
                                         please sign in partnership name by
                                         authorized person.

                                         ____________________________________
                                                       Dated
                                         ____________________________________
                                                     Signature
                                         ____________________________________
                                              Signature (if held jointly)
                                         Please mark, sign, date and return
                                         this proxy card promptly using the
                                         enclosed envelope.